Exhibit 99.1

Alteryx Announces Proposed Private Offering of $350 Million of Senior Unsecured Notes Due 2028

IRVINE, Calif., February 28, 2023 – Alteryx, Inc. (“Alteryx” or the “Company”) (NYSE: AYX) announced today that it intends to offer, subject to market and other conditions, $350 million aggregate principal amount of its senior notes due 2028 (the “notes”) in a private offering (the “offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The notes will be senior unsecured obligations of the Company and are expected to be guaranteed on a senior unsecured basis by certain subsidiaries of the Company.

The Company intends to use the net proceeds of the offering for general corporate purposes, including potential repurchases or repayments of its outstanding convertible notes.

The notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act and applicable state securities laws. The notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements that are based on Alteryx management’s current expectations. Such statements include plans, projections and estimates regarding the offering and the receipt and use of the net proceeds from the offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including investor demand, market conditions, customary closing conditions and other factors. In particular, there can be no assurance that Alteryx will complete the offering. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Alteryx and its results is included in Alteryx’s filings with the

SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022. Alteryx does not assume any obligation to update the forward-looking information contained in this press release.

Investor Contact

Alteryx, Inc.

Ryan Goodman

ir@alteryx.com